Exhibit 99.1

Scholastic Reports Second Quarter Results for Fiscal 2010

NEW YORK--(BUSINESS WIRE)--December 17, 2009--Scholastic Corporation (NASDAQ: SCHL) today reported strong results for the second quarter ended November 30, 2009, with a nearly 100% increase in higher margin educational technology sales, as well as margin benefit from targeted price increases and company-wide cost reductions. Before one-time, mostly non-cash charges, the Company recorded a 30% increase in earnings. In addition, substantial free cash flow (as defined) further reduced debt. The Company affirmed its fiscal 2010 guidance.

On a continuing operations basis, revenue for the quarter was $660.1 million, up 1% from $653.3 million in the prior period, and earnings per diluted share were $1.54, compared to $1.55 a year ago. Results in the current period included one-time, mostly non-cash charges of $0.75 per diluted share; the prior year period included one-time expenses related to cost reductions, primarily severance, of $0.17 per diluted share. Before these factors, which are not included in the Company’s guidance, earnings per diluted share from continuing operations were $2.29, compared to $1.72 a year ago, and operating margins increased to 22% from 18%.

Consolidated earnings per diluted share in the quarter were $1.51 compared to $1.15 in the prior year period. These results included a loss per share from discontinued operations, net of tax, of $0.03 compared to a loss of $0.40 in the prior year. Free cash flow (as defined) in the second quarter was $141.2 million compared to $48.7 million a year ago, and net debt (as defined) at quarter end decreased by $257.9 million, to $101.3 million.

“Last quarter Scholastic delivered substantially higher operating margins, earnings and free cash flow, before one-time, primarily non-cash items, on a slight increase in revenue. These results position us well to achieve our fiscal 2010 plan, reaching 9% operating margins if we attain the upper end of our guidance. In Scholastic Education, sales of READ 180® and other educational technology almost doubled compared to the prior year, reflecting strong execution as well as the impact of the federal stimulus program, which is supplementing tight school budgets,” commented Richard Robinson, Chairman, President and Chief Executive Officer. “Pursuing our goal of 9% operating margins, we made significant progress with cost reductions and increased pricing across the Company, particularly in the Children’s Book segment. This yielded higher margins and profits in that segment compared to a year ago, despite lower revenue partially due to planned reductions in promotion spending, as well as the late start of schools this year. Improved cash earnings and working capital improvements resulted in strong free cash flow and lower debt levels.”

Scholastic affirmed its outlook for fiscal 2010 earnings per diluted share from continuing operations in the range of $1.80 to $2.30, before the impact of any one-time items associated with cost reductions or non-cash, non-operating items. Free cash flow continues to be forecast at $90 million to $120 million.

Second Quarter Results

Children’s Book Publishing and Distribution. Segment operating income increased 3% to $107.8 million, compared to $105.1 million in the prior year period, while segment revenue declined by 6% to $368.8 million from $392.9 million in the prior year period. In School Book Fairs, an increase in the number of fairs held relative to a year ago offset a slight decrease in revenue per fair, and overall revenue held even with the prior year. In Trade Publishing, revenue declined 5% relative to the prior year period, which benefited from strong Harry Potter sales. Continued robust sales of The 39 Clues® and Suzanne Collins’ The Hunger Games and its sequel Catching Fire benefited the quarter, as did new titles including Shiver and How Do Dinosaurs Say I Love You. In School Book Clubs, revenue declined 14%, partially due to fewer orders related to planned cuts in promotion spending and the late start of the school year. Teacher layoffs and reassignments in some districts also disrupted book club ordering, primarily in September. Segment profit and margins increased as a result of the planned reductions in promotion and other costs, as well as targeted price increases.

Educational Publishing. Segment revenue in the quarter rose 35% to $122.6 million from $91.0 million in the prior year period, driven by an almost 100%, or over $25 million, increase in sales of educational technology and related services. READ 180 and System 44® delivered over 100% growth combined, while math products and consulting services also achieved substantial gains in the quarter. Sales continued to benefit from the federal stimulus program. Sales of supplemental print products were down modestly, primarily reflecting lower sales to libraries. As part of the Company’s plan, the segment’s publishing of new supplemental print non-fiction and reference titles has been consolidated into the Children’s Book segment. In connection with this consolidation, the Company recorded a non-cash charge for impairment of intangible and other long-lived assets associated with print publishing for libraries of $36.3 million ($0.60 per diluted share) during the quarter. Excluding this item, segment operating income grew by almost 135% to $32.2 million, from $13.8 million in the prior year period, reflecting the higher margin benefit of record educational technology sales.

International. Segment revenue in the quarter was $130.9 million, compared to $122.0 million in the prior year period. Excluding a positive foreign exchange impact of $8.9 million in the period, revenue held level year-over-year. This primarily reflects higher sales in Canada, Asia and Australia, offset by a decline in export sales. Segment operating income was $14.8 million, which included a mostly non-cash charge of $5.7 million ($0.15 per diluted share) related to the write-off of a customer list and of leasehold obligations, as well as severance, in connection with a consolidation of facilities in the UK. Excluding this factor, segment operating income was $20.5 million, compared to $14.0 million a year ago. The year-over-year improvement primarily reflects the negative impact of foreign exchange a year ago, as well as higher operating profit in Canada and Asia in the current period. Based on its plan to restructure operations in the UK this year, the Company expects total one-time severance, asset impairment and other charges, including the current quarter’s charges, of between $7 million and $10 million, or $0.19 and $0.27 per diluted share, in fiscal 2010.

Media, Licensing and Advertising. Segment revenue in the second quarter was $37.8 million, compared to $47.4 million in the prior year period, and segment operating income was $2.6 million, compared to $4.0 million in the prior year period. Lower results primarily reflect a decrease in interactive product sales through retail channels and in advertising sales, partially offset by cost reductions.

Other Financial Results. Corporate overhead in the quarter was $15.5 million, compared to $28.9 million in the prior year period. This decline primarily reflects one-time severance and expenses associated with cost reductions of $9.5 million ($0.15 per diluted share) in the prior year period. Excluding this factor, corporate overhead declined by $3.9 million, reflecting lower salary expense, partially offset by sales tax accruals. Total stock-related compensation expense was $3.5 million ($0.06 per diluted share), compared to $4.5 million ($0.07 per diluted share) in the prior year period. Other severance in the period was $1.1 million ($0.02 per diluted share), compared to $2.7 million ($0.04 per diluted share) in the prior year period.

Net inventories declined to $374.7 million from $422.5 million, reflecting more efficient purchasing in the Children’s Book segment. As a result of lower working capital usage and strong free cash flow over the past 12 months, net debt (as defined) at quarter end was $101.3 million, compared to $359.2 million a year ago.

As previously announced, the Company’s Board of Directors authorized a program to repurchase up to $20 million of its common stock. Under this program, which will be funded with available cash, the Company may purchase shares, from time to time as conditions allow, on the open market or in negotiated private transactions. The share repurchase program may be suspended at any time without prior notice. The Board of Directors also declared a quarterly cash dividend of $0.075 per share on the Company’s Class A and Common Stock for the third fiscal quarter of fiscal 2010, as previously announced. The dividend is payable on March 15, 2010 to shareholders of record as of the close of business on January 29, 2010.

Year to Date Results

For the first half of fiscal 2010, revenue from continuing operations was $975.7 million compared to $929.7 million in the prior year period. Earnings per diluted share from continuing operations in the first half were $0.88 compared to $0.41 a year ago, including one-time, mostly non-cash charges of $0.75 and $0.17, respectively. Excluding these items, earnings per diluted share from continuing operations were $1.63 in the first half, compared to $0.58 a year ago. Higher results in the current period primarily reflect a significant increase in sales of educational technology, as well as the benefit of cost reductions. Earnings from discontinued operations in the first half were less than $0.01 per diluted share, compared to a loss of $0.57 per share in the prior year. This difference primarily reflected non-cash, non-operating charges associated with the Company’s decision to exit certain business operations in the prior year period.

Including continuing and discontinued operations, the Company reported consolidated earnings in the first half of $0.88 per diluted share, compared to a loss of $0.16 per share a year ago.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, December 17, 2009. Scholastic’s Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O’Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic’s website, investor.scholastic.com. Participation by telephone will be available by dialing (888) 297-0360 from within the U.S. or +1 (719) 325-2336 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio only replay of the call will be available toll-free at (888) 203-1112 or, for international calls, at +1 (719) 457-0820 and by entering access code 7260845. The recording will be available through Friday, February 5, 2010.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world’s largest publisher and distributor of children’s books and a leader in educational technology and children’s media. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children’s books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs and school-based book fairs, retail stores, schools, libraries, television networks and the Company’s Internet Site, www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	11/30/2009	11/30/2008	11/30/2009	11/30/2008

Revenues	$660.1	$653.3	$975.7	$929.7

Operating costs and expenses:
Cost of goods sold	269.7	281.2	425.8	427.2
Selling, general and administrative expenses	225.5	241.9	403.5	417.8
Bad debt expense	4.4	7.2	6.5	8.3
Depreciation and amortization	14.8	15.0	29.5	30.7
Impairment charges (1)	40.1	-	40.1	-
Total operating costs and expenses	554.5	545.3	905.4	884.0

Operating income	105.6	108.0	70.3	45.7

Other income (2)	-	-	0.9	-
Interest expense, net	4.3	7.0	8.2	12.9

Earnings from continuing operations before income taxes	101.3	101.0	63.0	32.8

Provision for income taxes	44.5	42.5	30.8	17.2

Earnings from continuing operations	56.8	58.5	32.2	15.6

(Loss) earnings from discontinued operations, net of tax (3)	(1.3)	(15.4)	0.3	(21.6)

Net income (loss)	$55.5	$43.1	$32.5	($6.0)

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (4)
Basic:
Earnings from continuing operations	1.56	1.56	0.88	0.41
(Loss) earnings from discontinued operations, net of tax	(0.04)	(0.41)	0.01	(0.57)
Net income (loss)	1.52	1.15	0.89	(0.16)

Diluted:
Earnings from continuing operations	1.54	1.55	0.88	0.41
(Loss) earnings from discontinued operations, net of tax	(0.03)	(0.40)	-	(0.57)
Net income (loss)	1.51	1.15	0.88	(0.16)

Basic weighted average shares outstanding	36.4	37.6	36.4	37.7
Diluted weighted average shares outstanding	36.8	37.7	36.7	37.9

(1)	In the three months ended November 30, 2009, the Company recorded $36.3 in impairment charges related to the Company's decision to consolidate supplemental non-fiction and library publishing activities into the Children's Book segment. In addition, the Company recorded $3.8 in impairment charges related to assets received in connection with the dissolution of a joint venture in the United Kingdom.

(2)	Other income for the six months ended November 30, 2009 was $0.9 which related to a gain on the repurchase of 5% Notes on the open market.

(3)	The Company has closed or sold several operations during fiscal year 2008 and fiscal year 2009, and presently holds for sale other operations. All of these businesses are classified as discontinued operations in the Company’s financial statements. During the second quarter of fiscal 2010, the Company sold a non-core book distribution business.

(4)	Earnings per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				SIX MONTHS ENDED
	11/30/2009 (1)	11/30/2008 (1)	Change		11/30/2009 (1)	11/30/2008 (1)	Change

Children's Book Publishing & Distribution (2)
Revenue
Book Clubs	$138.4	$160.4	($22.0)	(14%)	$146.6	$169.2	($22.6)	(13%)
Trade	49.6	52.0	(2.4)	(5%)	99.2	91.7	7.5	8%
Book Fairs	180.8	180.5	0.3	0%	199.2	193.1	6.1	3%
Total revenue	368.8	392.9	(24.1)	(6%)	445.0	454.0	(9.0)	(2%)
Operating income (loss)	107.8	105.1	2.7	3%	60.3	50.5	9.8	19%
Operating margin	29.2%	26.7%			13.6%	11.1%

Educational Publishing
Revenue	122.6	91.0	31.6	35%	271.3	206.1	65.2	32%
Operating income (loss) (3)	(4.1)	13.8	(17.9)	*	37.2	35.3	1.9	5%
Operating margin	*	15.2%			13.7%	17.1%

International
Revenue	130.9	122.0	8.9	7%	206.5	206.1	0.4	0%
Operating income (loss) (4)	14.8	14.0	0.8	6%	12.9	10.7	2.2	21%
Operating margin	11.3%	11.5%			6.2%	5.2%

Media, Licensing and Advertising (2)
Revenue	37.8	47.4	(9.6)	(20%)	52.9	63.5	(10.6)	(17%)
Operating income (loss)	2.6	4.0	(1.4)	(35%)	(1.1)	(0.8)	(0.3)	(38%)
Operating margin	6.9%	8.4%			*	*

Overhead expense	15.5	28.9	13.4	46%	39.0	50.0	11.0	22%

Operating income (loss) from continuing operations	$105.6	$108.0	($2.4)	(2%)	$70.3	$45.7	$24.6	54%

(1)	Results for the three and six month periods ended November 30, 2009 and November 30, 2008 reflect continuing operations and exclude discontinued operations.

(2)

Beginning with the first quarter of fiscal year 2010, the Company classified certain revenues and operating expenses formerly included in the Media Licensing and Advertising segment to the Children’s Book Publishing and Distribution (“CBP&D”) segment. These changes include revenues and operating expenses derived from sales of media and interactive products sold through the various channels employed by the CBP&D segment. This change in reporting is consistent with changes in the Company’s internal financial reporting structure, and reflects the chief operating decision maker’s assessment of performance and asset allocation. Prior period results have been reclassified for consistency with this change in reporting structure.

(3)

In the second quarter of fiscal 2010, the Company recorded an impairment charge of $36.3 or $0.60 per diluted share, in connection with the decision to consolidate supplemental non-fiction and library publishing activities into the Children’s Book Publishing and Distribution segment. This charge is included in the Educational Publishing segment.

(4)

In the second quarter of fiscal 2010, the Company recorded an impairment charge of $3.8 or $0.10 per diluted share, in connection with assets acquired in connection with the dissolution of a joint venture in the UK. In the second quarter of fiscal 2010, the Company also recorded charges of $1.9, or $0.05 per diluted share, related to the restructuring of the UK business. These charges are included in the International segment.

*	Percent not meaningful.

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		11/30/2009	11/30/2008

Continuing Operations
	Cash and cash equivalents	$178.3	$29.8
	Accounts receivable, net	284.6	264.3
	Inventories, net	374.7	422.5
	Accounts payable	134.4	120.1
	Accrued royalties	47.9	35.3
	Lines of credit, short-term debt and current portion of long-term debt	55.8	70.2
	Long-term debt, excluding current portion	223.8	318.8
	Total debt	279.6	389.0
	Total capital lease obligations	56.8	59.9
	Net debt (1)	101.3	359.2

Discontinued Operations
	Total assets of discontinued operations	24.4	73.3
	Total liabilities of discontinued operations	3.2	19.4

Total stockholders' equity		827.1	819.4

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		SIX MONTHS ENDED
		11/30/2009	11/30/2008	11/30/2009	11/30/2008

	Net cash provided by (used by) operating activities	$161.3	$77.7	$103.0	($63.3)
	Less: Additions to property, plant and equipment	8.7	13.6	17.2	23.4
	Pre-publication and production costs	11.4	15.4	22.1	27.3

	Free cash flow (use) (2) (3)	$141.2	$48.7	$63.7	($114.0)

(1)	Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2)	Free cash flow is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow includes discontinued operations for the three and six months ended November 30, 2009 and November 30, 2008.

CONTACT:
Scholastic Corporation
Investors:
Jeffrey Mathews, 212-343-6741
or
Media:
Kyle Good, 212-343-4563